Exhibit 10.15

Sunoco Partners LLC

Executive Compensation Summary Sheet

for 2011

The table below presents 2011 summary information for named executive officers of Sunoco Partners LLC, with regard to annual base salary.

2011 EXECUTIVE COMPENSATION1

Name and Title	2011 Base Salary ($)

Lynn L. Elsenhans Chairman and Chief Executive Officer	n/a
Brian P. MacDonald Vice President and Chief Financial Officer	n/a
Michael J. Hennigan President and Chief Operating Officer	$488,300
David A. Justin Vice President, Operations	$285,455

Notes to table:

(1)	The base salaries shown in the foregoing table were approved at the January 27, 2011 meeting of the Compensation Committee of the Board of Directors of Sunoco Partners LLC. Ms. Elsenhans and Mr. MacDonald are employees of Sunoco, Inc. The Compensation Committee of Sunoco’s Board of Directors sets the components of their compensation, including base salary. Sunoco Partners LLC has no control over this compensation determination process.